COMMODORE APPLIED TECHNOLOGIES, INC.

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FOR IMMEDIATE NEWS RELEASE
CONTACT:    JAMES M. DEANGELIS
            MELISSA C. BERKOWITZ
            (212) 308-5800


              COMMODORE APPLIED TECHNOLOGIES ENTERS INTO AGREEMENT
                    TO ACQUIRE DISPUTE RESOLUTION MANAGEMENT

NEW YORK, N.Y. - MAY 15, 2000 - Commodore Applied Technologies, Inc. (AMEX: CXI, CXI,WS) today announced that it has entered into an agreement to acquire
Dispute Resolution Management, Inc. (DRM), an international consulting firm specializing in the management and settlement of complex, latent and long-term tail insurance claims, including environmental, asbestos, products liability and other claims, for large corporate and government clients. Founded as a part of the KPMG Peat Marwick, LLP Environmental Management Group in 1994, the DRM practice was acquired by its current owners in December 1996 and has been highly profitable for each of the past three fiscal years ending December 31, 1999. DRM has offices in Denver, Salt Lake City, Annapolis, Philadelphia, Houston and an international office in London.

The purchase price for the DRM assets and business is approximately $15 million, plus 1 million shares of company common stock and warrants to purchase an additional 1 million shares of common stock at $2.00 per share. The DRM stockholders are entitled to receive on-going payments over a five-year period based on a percentage of the profits generated by the DRM business.

Consummation of the transaction is subject to a number of conditions, including a satisfactory due diligence investigation and financing.

Paul E. Hannesson, president and CEO of Commodore Applied Technologies, said, "We believe that every environmental problem has two sides; a technology side and a financial side. The addition of DRM to Commodore's service base represents an evolution to our company's mission. DRM represents the first step in a strategy designed to supplement our technologies with a package of financial services which will bring added value to our clients. The DRM acquisition thus is both complimentary and supplementary to the combined company's expanded mission to be a premier environmental solutions company focused on high-end markets with above-average profit potential. This will help us create long-term, sustainable shareholder value."

Commodore To Acquire DRM
May 15, 2000
Page 2


Commodore's corporate mission is to provide solutions to the environmental remediation market's most difficult and pressing problems. With the combined expertise of Commodore and DRM, Commodore is now able to do this through two primary operating goals:

     o to profitably provide government and industry with engineering and remediation solutions to long-tail environmental problems and

     o to profitably address and solve financial issues concerning environmental problems, including the ability to negotiate and settle long-tail environmental claims both domestically and internationally.

This strategy will enable Commodore to focus on the unique and high-profit niches of hazardous materials conversion, waste remediation and environmental claims settlement and recovery

Commodore Applied Technologies, Inc., headquartered in New York, N.Y., is an environmental solutions company focused on the processing and management of high-end hazardous waste from nuclear, radioactive, toxic and chemical sources. Through its wholly owned subsidiaries, Commodore Nuclear, Commodore Advanced Sciences and Commodore Solution Technologies, the company provides technical engineering services and proprietary remediation technologies to the government and private sectors. For more information, please visit our web site at www.commodore.com.

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.

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